[letterhead of PricewaterhouseCoopers, LLP]

March 19, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Commissioners:

We have read the statements made by Sun Hydraulics Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated March 14, 2004. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to comment on the second sentence of the first paragraph regarding the Company’s reason for changing auditors.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP